CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Western Asset Diversified Income Fund of our report dated February 21, 2025, relating to the financial statements and financial highlights which appears in Western Asset Diversified Income Fund’s Certified Shareholder Report on form N-CSR for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

February 25, 2025